EXHIBIT 99.2

Consent of Independent Accountants:

     We hereby consent to the incorporation by reference of our report dated November 1, 1995, except as to the Dataquest acquisition discussed in Note 3, which as of January 25, 1996 and the stock split discussed in Note 10, which is as of March 29, 1996, with respect to the consolidated statement of operations, of changes in stockholders equity, and cash flows of Gartner Group, Inc. and its subsidiaries for the year ended September 30, 1995, which appears in the September 30, 1997 Form 10-K of Gartner Group, Inc., in the December 31, 1997 Form 10-K of Cognizant Corporation.

                                        PriceWaterhouse LLP
Stamford, Connecticut
March 18, 1998